EXHIBIT 23.1

Consent of Independent Auditors

The Board of Directors and Stockholders

Power Integrations, Inc.:

We consent to the incorporation by reference in the registration statements (Nos. 333-42194, 333-56381, 333-69871, 333-83083, 333-59564, and 333-86270) on Form S-8 of Power Integrations, Inc. of our report dated January 17, 2003, with respect to the consolidated balance sheet of Power Integrations, Inc. and subsidiaries as of December 31, 2002, and the related consolidated statements of income, cash flows, and stockholders’ equity for the year then ended, and the related financial statement schedule, which report appears in the December 31, 2002 annual report on Form 10-K of Power Integrations, Inc.

/s/    KPMG LLP

Mountain View, California

March 20, 2003